SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a)
                   OF THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No. )
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                         Filed by the Registrant                   / X /
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                Filed by a party other than the Registrant         /   /
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Check the appropriate box:
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/   /  Preliminary Proxy Statement

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/   /  Confidential, for Use of the Commission Only (as
----   permitted by Rule 14a-6(e)(2))
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/   /  Definitive Proxy Statement

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/ x /  Definitive Additional Materials

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/   /  Soliciting Material Pursuant to Sec. 240.14a-11(c) or
----   Sec. 240.14a-12

                   THE GEORGE PUTNAM FUND OF BOSTON
           (Name of Registrant as Specified In Its Charter)

             (Name of Person(s) Filing Proxy Statement,
                    if other than Registrant)

Payment of Filing Fee (Check the appropriate box):
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/ X /  No fee required

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/   /  Fee computed on table below per Exchange Act Rule 14a
----   6(i)(1) and 0-11

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

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/   /  Fee paid previously with preliminary materials.

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/   /  Check box if any part of the fee is offset as provided
---- by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:



Vote by phone solicitation letter
(Written)

Vote confirmation

(Shareholder name & address of record)

Putnam Balanced Fund
Putnam Balanced Retirement Fund

Meeting of Shareholders September 12, 2002
Account:
Shares:

Votes Received:
(list proposal as on proxy card)

(FOR) (AGAINST) (ABSTAIN)

Dear Shareholder:

In connection with the above-referenced Meeting of Shareholders, this notice will confirm that your shares have been voted as indicated above in accordance with your telephone instructions. If any of the information is incorrect, please call 1-800-735-3428 immediately, and no later than 5:00 p.m. Eastern Time, on September 11, 2002.

Thank you for your cooperation.

Very truly yours,
(Solicitation Agent)


Vote-By-Phone Solicitation Script for

Putnam Balanced Fund
Putnam Balanced Retirement Fund

This script provides information to the shareholder and solicits their vote by phone, to be confirmed by written confirmation.

Good Morning/Afternoon/Evening. May I please speak with (name of shareholder)? I am representing Putnam Investments in Boston. I am calling in connection with the upcoming shareholder meeting for Putnam Balanced Fund/Putnam Balanced Retirement Fund [choose one] for which you recently received a proxy statement requesting your vote.

To verify that I am speaking with the shareholder of record, may I confirm that you are (name of shareholder of record)? Can I confirm your address of record? (address of record)? Can I also confirm your (Tax
ID)?

(If the person is unwilling to confirm this information, thank them for their time and terminate the call.)

We have not yet received your proxy card. Do you have any questions regarding the proposal being presented at the meeting that I can clarify for you?

(If there are questions regarding the proposal, please refer to the Q & A attached.)

Would you like to vote by telephone?

(If not, ask the shareholder if they would like another proxy card, thank them for their time and terminate the call. If so, proceed as follows:)

We previously sent you a letter describing our procedures for voting your shares by telephone.

The Trustees are recommending a vote in favor the proposal to [choose one]:

Approval of an Agreement and Plan of Reorganization and the transactions contemplated thereby, including the transfer of all of the assets of Putnam Balanced Fund to The George Putnam Fund of Boston in exchange for the issuance and delivery of shares of beneficial interest of the The George Putnam Fund of Boston and the assumption by The George Putnam Fund of Boston of all the liabilities of Putnam Balanced Fund, and the distribution of such shares to the shareholders of Putnam Balanced Fund in complete liquidation of Putnam Balanced Fund.

Approval of an Agreement and Plan of Reorganization and the transactions contemplated thereby, including the transfer of all of the assets of Putnam Balanced Retirement Fund to The George Putnam Fund of Boston in exchange for the issuance and delivery of shares of beneficial interest of the The George Putnam Fund of Boston and the assumption by The George Putnam Fund of Boston of all the liabilities of Putnam Balanced Retirement Fund, and the distribution of such shares to the shareholders of Putnam Balanced Retirement Fund in complete liquidation of Putnam Balanced Retirement Fund.

How would you like to vote on this proposal? Would you like to vote for the proposal, against the proposal, or would you like to abstain from voting on this proposal?

Thank you.

I will now repeat your instructions on the proposals:

You:

(Voted for, Voted against, Abstained from) the proposal to approve the proposed merger of Putnam Balanced Fund [Putnam Balanced Retirement Fund] into The George Putnam Fund of Boston.

Is this correct?

Thank you.

We will be sending you a written confirmation of your vote. Please call us if the information on the confirmation is incorrect.

Q&A on Putnam Balanced Fund and Putnam Balanced Retirement Fund and Income Fund mergers into The George Putnam Fund of Boston

On or about July 1, 2002, a combined prospectus/proxy statement will be sent to shareholders of Putnam Balanced Fund and Putnam Balanced Retirement Fund. Listed below are answers to the questions and concerns shareholders are likely to have regarding the proposal to merge Putnam Balanced Fund and Putnam Balanced Retirement Fund into The George Putnam Fund of Boston.

1. What is being proposed?

For Putnam Balanced Fund shareholders

The Trustees are recommending that shareholders approve the merger of Putnam Balanced Fund into The George Putnam Fund of Boston and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Putnam Balanced Fund assets will be transferred to The George Putnam Fund of Boston.

For Putnam Balanced Retirement Fund shareholders

The Trustees are recommending that shareholders approve the merger of Putnam Balanced Retirement Fund into The George Putnam Fund of Boston and the related transactions contemplated by the Agreement and Plan of Reorganization. If approved by shareholders, all Putnam Balanced Fund assets will be transferred to The George Putnam Fund of Boston.

2. What will happen to my shares of Putnam Balanced Fund or Putnam Balanced Retirement Fund as a result of the merger?

Your shares of Putnam Balanced Fund or Putnam Balanced Retirement Fund will be exchanged on a tax-free basis for shares of The George Putnam Fund of Boston with an equal aggregate net asset value on the date of the merger. Your share balance will differ, but your account value will not.

3. When would the mergers occur?

If approved by shareholders at the September 12, 2002 meeting, it is expected that the mergers would occur on or about September 23, 2002.

4. Why are the Trustees proposing the transaction?

Putnam Balanced Fund and The George Putnam Fund of Boston

The George Putnam Fund of Boston offers shareholders of Putnam Balanced Fund the opportunity for greater diversification, reduced volatility and lower expenses through a significantly larger fund. It is expected that the investment policies and characteristics of The George Putnam Fund of Boston will better serve shareholders in seeking the investment objective of capital growth and current income.

Putnam Balanced Retirement Fund and The George Putnam Fund of Boston

The George Putnam Fund of Boston offers shareholders of Putnam Balanced Fund the opportunity for greater diversification, reduced volatility and lower expenses through a significantly larger fund. Both funds are managed by the same portfolio management team, and the long-term performance of the funds, as measured by their five- and ten-year returns, is substantially the same.

5. How do the investment objectives, policies, and restrictions of the two funds compare?

Putnam Balanced Fund and The George Putnam Fund of Boston have the same investment goal of seeking capital growth and current income by investing in a portfolio of stocks and bonds. The investment policies of the funds differ principally with respect to the types of stocks in which they invest. Putnam Balanced Fund invests mainly in stocks of large and midsize companies, with emphasis on growth stocks. The George Putnam Fund of Boston invests mainly in value-oriented stocks of large companies undergoing positives changes that may enhance shareholder value.

Putnam Balanced Retirement Fund and The George Putnam Fund of Boston have generally similar investment policies. While Putnam Balanced Retirement Fund seeks high current return as its primary objective and relative stability of principal as its secondary objective, The George Putnam Fund of Boston seeks to provide a balanced investment composed of a well diversified portfolio of stocks and bonds which product both capital growth and current income. Putnam Balanced Retirement invests with a greater focus on bonds, while The George Putnam Fund of Boston invests with a greater focus on stocks.

6. How do the risks of investing in the funds compare?

The risks of an investment in The George Putnam Fund of Boston are generally similar to the risks of an investment in Putnam Balanced Fund except that The George Putnam Fund of Boston is not typically subject to risks of investing in growth stocks or small and mid-sized companies to the same extent.

The risks of an investment in The George Putnam Fund of Boston are also similar to the risks of an investment in Putnam Balanced Retirement Fund except that because The George Putnam Fund of Boston invests in equities to a greater extent, it is subject to increased risk associated with investments in common stock.

The fund will consider, among other factors, a company's valuation, financial strength, competitive position in its industry, projected future earnings, cash flows and dividends when deciding whether to buy or sell investments. Any investment carries with it some level of risk that generally reflects its potential for reward. You can lose money by investing in the fund.

7. How do the fees and expenses of the two funds compare, and what are they estimated to be following the merger?

The merger between Putnam Balanced Fund and The George Putnam Fund of Boston is expected to result in decreased management fees and total expenses for shareholders of Putnam Balanced Fund.

Similarly, the merger between Putnam Balanced Retirement Fund and The George Putnam Fund of Boston is expected to result in decreased management fees and total expenses for shareholders of Putnam Balanced Retirement Fund.

8. Are there any tax consequences as a result of the proposed transaction?

For shareholders who remain invested in the fund throughout the merger process, it is not a taxable event, and a Form 1099 will not be generated. However, any exchange made prior to the merger is a taxable event.

9. What shareholder vote is required to approve the merger?

Approval of the merger of your fund into The George Putnam Fund of Boston will require the "yes" vote of the holders of a majority of the shares of your fund voted at the meeting.

10. Will my dividends be affected by the transaction?

If you are a shareholder of Putnam Balanced Fund [or Putnam Balanced Retirement Fund], the frequency of your dividends should not change, since all three funds pay a quarterly dividend from net investment income and distribute any net realized capital gains at least annually.

The amount of these distributions will reflect the investment policies and dividend policies of The George Putnam Fund of Boston. Information regarding the dividends paid by The George Putnam Fund of Boston in recent years is included in the "Financial Highlights" section of the combined prospectus/proxy statement.

11. Will I still be able to participate in a dividend reinvestment plan?

Yes. If you currently participate in your fund's dividend reinvestment plan, you will be automatically enrolled in the dividend reinvestment plan for The George Putnam Fund of Boston.

12. Will the number of shares I own change?

Yes, the number of shares you own will change, but the total value of the shares of The George Putnam Fund of Boston you receive will equal the total value of shares of your fund that you hold at the time of the merger.

13. How will I be notified of the outcome of the merger vote transaction?

If shareholders approve the proposed merger, you will receive confirmation after the merger is completed. If shareholders do not approve the merger, you will be notified by your fund.

14. What do I do with my certificate?

(If shareholder holds certificate shares, add the following):

If you hold certificates for your Putnam Balanced Fund [Putnam Balanced Retirement Fund] shares, you should return them to the fund. Send your share certificates by regular mail to:

Putnam Investor Services
P.O. Box 41203
Providence, RI 02940

For overnight delivery, please use the following address:

Putnam Investor Services
Investors Way
Norwood, MA 02062

Failure to do so will affect your ability to take certain actions with respect to the shares you receive in the transaction, including selling the shares.